Exhibit 10.2

CONSULTING AGREEMENT

This Consulting Agreement (the “Agreement”) is made and entered into by and between Ritter Pharmaceuticals, Inc., a Delaware corporation with a place of business at 1880 Century Park East #1000, Los Angeles, CA 90067 (the “Company”), and Michael D. Step, with an address at 7688 Northern Lights, San Diego, CA 92127 (“Consultant”), effective as of June 27, 2018 (“Effective Date”).

Recitals

Whereas, Consultant has been employed and served as the Chief Executive Officer of the Company since October 1, 2014; and

Whereas, on June 26, 2018 Consultant resigned as an employee and the Chief Executive Officer of the Company; and

Whereas, the Company desires that Consultant continue to advise and consult with the Company and Consultant agrees to provide such assistance to the Company through a consulting relationship with the Company;

Now Therefore, in consideration of the mutual obligations specified in this Agreement, the parties agree to the following:

1. Consulting Services Engagement. The Company hereby retains Consultant and Consultant hereby accepts such retention to perform consulting services for the Company as set forth herein.

1.1 Scope of Services/Term. Consultant shall consult with and advise the senior management team of the Company. with respect to the matters forth on Exhibit A (“Services”) .. Consultant shall provide the Services at such times as shall be reasonably requested by the Company. The initial term of this Agreement shall begin on June 27, 2018 and shall continue until June 26, 2019 unless terminated prior thereto pursuant to Section 6 below. The term of this Agreement may be extended upon mutual agreement of the parties in writing.

1.2 Professional Standards. The manner and means used by Consultant to perform the Services desired by the Company shall be as mutually agreed to by the Company and Consultant; and such services shall be rendered at such locations as are mutually agreed to by the parties. The Services will be performed in accordance with the standard of care usually and reasonably expected in the performance of such activities and in a professional and workmanlike manner.

1.3 Independent Contractor Status. It is understood and agreed that Consultant is an independent contractor, is not an agent or employee of the Company, and is not authorized to act on behalf of the Company. Consultant agrees not to hold himself out as, or give any person any reason to believe that it is the agent, joint venturer or partner of the Company. All income and other taxes, insurance, and benefits shall be the sole responsibility of Consultant and the Company shall not deduct or withhold from any amounts payable to Consultant for taxes. Consultant shall not be employee of Company and will not be entitled to participate in or receive any benefit or right as a Company employee under any Company employee benefit and welfare plans, including, without limitation, employee insurance, pension, savings and security plans as a result of his/her entering into this Agreement.

2. Compensation. In consideration of Consultant’s performance of the Services, the Company shall pay Eleven Thousand Two Hundred Fifty Dollars ($11,250.00) a month, which amount shall be paid on the last business day of each month.

3. Expenses. Consultant shall be reimbursed for any expenses actually incurred by him in providing the Services provided that any expenses in excess of five hundred dollars ($500.00) are approved in advance by the Company. Consultant shall provide the Company with a written expense report, complete with receipts or other reasonable documentation as may be requested by the Company, for all such expenses requested for reimbursement, which expenses report will be submitted electronically.

4. No Solicitation. During the term of this Agreement and for one (1) year after its termination, Consultant shall not affirmatively recruit, solicit or make initial contact with any employee of the Company for the purpose of discussing or offering employment, without the prior written consent of the Company. This provision does not, however, preclude Consultant from undertaking the following: (i) discussing employment with, or offering employment to, an employee of the Company when discussions or negotiations leading to such an offer have been initiated by the employee him/herself, or in the event of the Company’s insolvency, bankruptcy, receivership or any other cessation of business as an ongoing concern; or (ii) advertising in publications of general circulation, posting vacancy announcements, or conducting job fairs which may lead to contacts between the Consultant and employees of the Company.

5. Inventions and Confidential Information.

5.1 Disclosure of Inventions. Consultant shall promptly and fully disclose to the Company any and all ideas, improvements, inventions, know-how, information, techniques and works of authorship learned, conceived and reduced to practice or resulting from the Services performed by Consultant under this Agreement (“Service Product”). Consultant agrees to keep and maintain adequate and current records (in the form of notes, sketches, drawings or in any other form that may be required by the Company) of all work performed relating to the Services, including all proprietary information developed relating thereto, and such records shall be available to and remain the sole property of the Company at all times.

5.2 Inventions Assigned to the Company. Consultant agrees that, any and all Service Product shall be the sole and exclusive property of the Company. Consultant hereby assigns to the Company all of his right, title and interest in and to any and all Service Product. Consultant explicitly acknowledges and agrees that all works of authorship contained in the Service Product are “works for hire” under the copyright laws of the United States, and that the Company shall own the copyright in all such works of authorship. Consultant further agrees that, except for any prior rights held by Consultant, the Company is and shall be vested with all rights, title and interests, including patent, copyright, trade secret and trademark rights, in all of the Service Product under this Agreement.

5.3 Obtaining Intellectual Property Protection. During the Term, Consultant agrees to assist the Company in every proper way to obtain and enforce United States and foreign proprietary rights relating to the Service Product in any and all countries. To that end, Consultant agrees to execute, verify and deliver such documents and perform such other acts (including appearing as a witness) as the Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing such proprietary rights and the assignment thereof, at the Company’s expense. In addition, Consultant agrees to execute, verify and deliver assignments of such proprietary rights to the Company or its designee. Consultant’s obligation to assist the Company with respect to proprietary rights in any and all countries shall continue beyond the termination of this engagement, but the Company shall compensate Consultant at a reasonable rate after such termination for the time actually spent by Consultant at the Company’s request on such assistance.

In the event the Company is unable for any reason, after reasonable effort, to secure Consultant’s signature on any document needed in connection with the actions specified in the preceding paragraph, Consultant hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as its agent and attorney in fact, to act for and in its behalf to execute, verify and file, with the same legal force and effect as if executed by it, any such documents and to do all other lawfully permitted acts to further the purposes of the preceding paragraph. Consultant hereby waives and quitclaims to the Company any and all claims of any nature whatsoever which Consultant now or may hereafter have for infringement of any proprietary rights assigned to the Company.

5.4 Confidential Information. The term “Confidential Information” means any proprietary information, technical data, trade secrets or know-how, including, but not limited to, research, product plans, products, services, suppliers, supplier lists, customers, customer lists, markets, software, algorithms, implementation strategy, developments, inventions, chemical structures, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, finances or other business information disclosed by the Company either directly or indirectly in writing, orally or by drawings or inspection of parts or equipment. Confidential Information does not include information which (i) has become publicly known and made generally available through no wrongful act of Consultant, (ii) has been rightfully received by Consultant from a third party that is not an agent or representative of the Company, and who is authorized to make such disclosure, or (iii) is developed independently by Consultant, as evidenced in writing by Consultant’s records, without reference to Confidential Information. Consultant will not, during or for five (5) years after the termination or expiration of this Agreement, use the Company’s Confidential Information for any purpose whatsoever, other than the performance of the Services on behalf of the Company, or disclose the Company’s Confidential Information to any third party without the Company’s prior express written consent. It is understood that the Confidential Information will remain the sole property of the Company. Consultant further agrees to take all reasonable precautions to prevent any unauthorized disclosure of the Confidential Information, including, but not limited to, having each employee, agent or representative of Consultant, if any, with access to any Confidential Information execute a nondisclosure agreement containing provisions in the Company’s favor substantially similar to Sections 5.4 and 5.6 of this Agreement. Consultant will not, during or subsequent to the term of this Agreement, take data or materials from the premises of the Company unless specifically authorized to do so, such authorization to be determined on a case-by-case basis. Upon the termination of this Agreement, or upon Company’s earlier request, Consultant will deliver to the Company all of the Company’s property or Confidential Information in tangible form that Consultant may have in Consultant’s possession or control.

5.5 Other Employer Information. Consultant agrees that he will not, during his engagement with the Company, improperly use or disclose any proprietary information or trade secrets of his former or concurrent employers or companies with which he has consulted or is consulting, if any, and that he will not bring onto the premises of the Company any unpublished documents or any property belonging to his former or concurrent employers or companies with which he has consulted or is consulting unless consented to in writing by said employers or companies.

5.6 Third Party Information. Consultant recognizes that the Company has received and in the future will receive confidential or proprietary information from third parties subject to a duty on the Company’s part to maintain the confidentiality of such information and, in some cases, to use it only for certain limited purposes. Consultant agrees that he owes the Company and such third parties, both during the term of his engagement and thereafter, a duty to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person or entity (except in a manner that is consistent with the Company’s agreement with the third party) or use it for the benefit of anyone other than the Company or such third party (consistent with the Company’s agreement with the third party).

6. Termination.

6.1 Termination by the Company. The Company may only terminate this Agreement for Cause. For purposes hereof, “Cause” shall mean a finding by the Company that Consultant has (i) been convicted of a felony or crime involving moral turpitude; (ii) disclosed trade secrets or confidential information of the Company to persons not entitled to receive such information; (iii) engaged in conduct in connection with Consultant’s service to the Company (or any parent or subsidiary), that has, or could reasonably be expected to result in, material injury to the business or reputation of the Company, including, without limitation, act(s) of fraud, embezzlement, misappropriation and breach of duty; (iv) violated the operating and ethics policies of the Company in any material way, including, but not limited to those relating to sexual harassment and the disclosure or misuse of confidential information; (v) engaged in willful and continued negligence in the performance of the services , after Consultant has received notice of and failed to cure such negligence; or (vi) breach any material provision of any agreement between Consultant and the Company, including, without limitation, any confidentiality agreement.

6.2 Termination by Consultant. Consultant may terminate this Agreement (i) for any reason whatsoever at any time by giving the Company fourteen (14) days’ prior written notice.

6.3 Effect of Termination. Upon any expiration or termination of this Agreement, all rights and obligations of the parties hereunder shall terminate and be of no further force or effect, except as otherwise expressly set forth herein. In the event termination of this Agreement, the parties shall work together in good faith to ensure an orderly cessation of the Services and each party shall return to the other all of its Confidential Information (as defined below) and other materials belonging to the other party. All fees and expenses incurred up to the termination date shall become immediately due and payable. Sections 4, 5, 10, 11.1 and 12-17 of this Agreement shall survive any termination of this Agreement.

7. Non-Exclusive Engagement. Consultant represents that he is not a party to any existing agreement which would prevent him from entering into and performing this Agreement. Consultant will not enter into any other agreement that is in conflict with Consultant’s obligations under this Agreement. Subject to the foregoing, Consultant may from time to time act as a consultant to, perform professional services for, or enter into agreements similar to this Agreement with other persons or entities without the necessity of obtaining approval from the Company. The Company may from time to time (i) engage other persons and entities to act as consultants to the Company and perform services for the Company, including services that are similar to the Services, and (ii) enter into agreements similar to this Agreement with other persons or entities, in all cases without the necessity of obtaining approval from Consultant.

8. Compliance with Applicable Laws. Consultant warrants that the Services will be performed in compliance with all applicable laws.

9. Assignment; Benefit. This Agreement is for the personal services of Consultant and may not be assigned by Consultant. The Company may assign this Agreement and its rights and obligations hereunder without Consultant’s consent in connection with the transfer or sale of all or substantially all of the Company’s business to which this Agreement relates to a third party, whether by merger, sale of stock, sale of assets or otherwise. No assignment shall relieve either party of the performance of any accrued obligation that such party may then have under this Agreement. Consultant may not delegate or subcontract any of its obligations under this Agreement to any third party without the prior written consent of the Company. The parties’ rights and obligations under this Agreement will bind and inure to the benefit of their respective successors, heirs, executors, and administrators and permitted assigns.

10. Indemnification and Limitation of Liability.

10.1 By the Company. The Company agrees to indemnify and hold harmless Consultant from and against any liability, damages, loss or expense (including reasonable attorney fees and expenses of litigation) arising out of claims brought by a third party based on or related to (i) the actions of the Company, its employees or any third party acting on behalf or under authorization from the Company in the performance of this Agreement or (ii) any Services performed or products developed or made including the Service Product, except to the extent arising from the negligent or intentionally wrongful acts of Consultant.

10.2 By Consultant. Consultant agrees to indemnify and hold harmless the Company against any liability, damages, loss or expense (including reasonable attorney fees and expenses of litigation) arising out of claims brought by a third party based on or related to (i) the actions of Consultant in the performance of this Agreement or (ii) any Services performed or products developed or made including the Service Product, but only to the extent arising from the negligent or intentionally wrongful acts of Company.

10.3 Limitation of Liability. In no event will either party be liable to the other for any incidental, indirect, consequential, special, exemplary or punitive damages (including lost sales, lost profits or opportunity costs) regardless of the legal theory asserted even if a party has been advised of the possibility of such damages. Consultant’s maximum aggregate liability under this Agreement or otherwise, will not exceed the amount of professional fees paid by the Company to Consultant in the twelve (12) month period preceding the time giving rise to the claim.

11. Warranties; Disclaimer of Warranties.

11.1 Warranties. Consultant represents and warrants that he has never been, and shall never be, during the term of this Agreement, excluded from participation in Medicare, Medicaid or any other federal health care program, as defined in 42 U.S.C. § 1320a-7b(f), or been debarred, suspended, proposed for debarment, declared ineligible, or voluntary excluded by any federal department or agency. Consultant represents and warrants that he has not been excluded from any federal contracting by the United States General Services Administration. Consultant further represents and warrants that no final adverse action, as that term is defined in 42 U.S.C. § 1320a-7e(g), has occurred or is pending or threatened against him. Consultant represents and warrants that he is not under investigation by the FDA or any other regulatory agency or debarred pursuant to sections 306(a) and (b) of the Federal Food, Drug Cosmetic Act (“FFDCA”), as described in 21 U.S.C. § 335(a) and (b).

11.2 Disclaimer of Warranties. Except as otherwise set forth herein, Consultant specifically disclaims and makes no representations or warranties, express or implied, as to any matter whatsoever, including without limitation the ownership, merchantability, fitness for a particular purpose, title and non-infringement with respect to the Services performed including the results of such Services or any Service Product provided hereunder. Additionally, Consultant specifically disclaims and makes no representations or warranties regarding the actual or potential misappropriation or infringement of any third party intellectual property rights, and Company acknowledges that the liability for and avoidance of such infringement shall remain the sole and exclusive responsibility of the Company.

12. Legal and Equitable Remedies. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or where otherwise breached. It is accordingly agreed that each party shall be entitled to seek injunctive or other equitable relief, wherever such party deems appropriate, to prevent breaches of this Agreement or to protect such party’s rights under this Agreement. The foregoing remedy is in addition to any other remedy to which the party seeking such equitable relief is entitled to at law.

13. Governing Law; Severability. This Agreement shall be governed by and construed according to the laws of the State of California without regard to its conflict of laws rules. If any provision of this Agreement is found by a court of competent jurisdiction to be unenforceable, that provision shall be severed and the remainder of this Agreement shall continue in full force and effect.

14. Non-Waiver. The failure of a party to insist upon strict performance of any provision of this Agreement or to exercise any right arising out of this Agreement shall neither impair that provision or right nor constitute a waiver of that provision or right, in whole or in part, in that instance or in any other instance. Any waiver by a party of a particular provision or right shall be in writing, shall be as to a particular matter and, if applicable, for a particular period of time, and shall be signed by such party.

15. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

16. Complete Understanding; Modification. This Agreement constitutes the final, exclusive and complete understanding and agreement of the Company and Consultant with respect to the subject matter hereof. Any waiver, modification or amendment of any provision of this Agreement shall be effective only if in writing and signed by Consultant and a Company officer.

17. Notices. Any notices required or permitted hereunder shall be given to the appropriate party at the address specified below or at such other address as the party shall specify in writing. Such notice shall be deemed given a) when received, if hand-delivered or sent by a reputable overnight delivery service, (b) when received, if sent by fax and receipt of such fax is confirmed, and (c) three (3) days after the date of mailing if mailed by first class certified or registered mail, postage prepaid, return receipt requested.

If to the Company: Ritter Pharmaceuticals, Inc. 1880 Century Park East #1000 Los Angeles, CA 90067	If to the Consultant: Michael D. Step 7688 Northern Lights San Diego, CA 92127

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

RITTER PHARMACEUTICALS, INC.		CONSULTANT

By:	/s/ Andrew J. Ritter	/s/ Michael D. Step
	Andrew J. Ritter	Michael D. Step

Founder, President and Chief Executive Officer
(Title)

EXHIBIT A

Services

Consultant shall consult with and advise the senior management team of the Company with respect to:

●	Business Development and Product Development Partnership Opportunities
●	Strategic Transactions
●	Investor Relations
●	Corporate Development
●	Management and Operational Matters